Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the First Quarter 2012 and $50 Million Debt Funding Commitment

First Quarter 2012 Highlights and Debt Funding Commitment

First quarter revenue totaled $19.6 million, a 51% increase over the same period in 2011

Six RIO® systems sold in the first quarter, increasing worldwide commercial installed base to 118 RIO systems and domestic commercial installed base to 116 RIO systems

2,297 MAKOplasty® procedures performed in the first quarter, a 76% increase over the same period in 2011

Thirteen MAKOplasty Total Hip Arthroplasty (THA) applications sold in the first quarter, of which nine were sold to existing customers

As of March 31, 2012, 53% of commercial domestic installed base have the MAKOplasty THA application

On May 7, 2012, MAKO entered into a credit facility agreement with Deerfield Management Company providing MAKO with committed access to up to $50 million.

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — May 7, 2012 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications, and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended March 31, 2012.

Recent Business Developments

RIO Systems – Six RIO systems were sold during the first quarter, of which five were sold to domestic customers and one was sold to our distributor in Japan, for use in securing regulatory approvals and to demonstrate MAKOplasty to build interest in that market. These six RIO systems bring MAKO’s worldwide commercial installed base of RIO systems to 118 systems and domestic commercial installed base to 116 systems as of March 31, 2012. The revenue associated with the sale of the international system was deferred due to a contingent obligation to reimburse the distributor for the costs it incurs in the regulatory process should the agreement be terminated prior to obtaining regulatory approval. The revenue associated with this sale will be recognized upon obtaining regulatory approval.

MAKOplasty Procedure Volume – During the first quarter, 2,297 MAKOplasty procedures were performed, of which 2,219 were performed at domestic sites. Of the 2,219 domestic procedures, 211 were Total Hip Arthroplasty (THA) procedures. The 2,297 MAKOplasty procedures performed represent a 2% increase over the procedures performed in the fourth quarter of 2011 and a 76% increase over the procedures performed in the first quarter of 2011. The average monthly utilization per system was 6.6 procedures during the first quarter of 2012, a decrease from 7.2 procedures per system per month in the fourth quarter of 2011 and an increase from 6.2 procedures per system per month in the first quarter of 2011. Through March 31, 2012, over 15,000 procedures had been performed since the first procedure in June 2006.

MAKOplasty Total Hip Arthroplasty Applications – In the first quarter, thirteen MAKOplasty THA applications were sold, four of which were sold with the domestic RIO systems sales during the quarter and nine of which were sold as upgrades to existing commercial systems. As of March 31, 2012, 62 RIO systems, or 53% of our domestic installed base, have the MAKOplasty THA application.

Clinical Research and Marketing – Efforts to build a strong base of clinical evidence for MAKOplasty continue, with over 70 clinical studies currently in process. During the first quarter, 25 abstracts were accepted to five conferences supporting our RIO system and MAKOplasty knee and hip procedures. These abstracts are expected to be presented in 14 podium and 11 poster presentations at upcoming conferences.

Credit Facility – On May 7, 2012, MAKO entered into a credit facility agreement with affiliates of Deerfield Management Company, L.P., pursuant to which they agreed to loan MAKO up to $50 million, subject to the terms and conditions set forth in the credit facility agreement. Under the terms of the agreement, MAKO has the option to draw down on the credit facility in $10 million increments at any time until May 15, 2013. Any amounts drawn accrue interest at a rate of 6.75% per annum. MAKO has the right to prepay any amounts owed without penalty. Any principal amount drawn is payable on the third anniversary of each draw. As of May 7, 2012, MAKO has not drawn any amounts under the credit facility. In connection with the execution of the credit facility agreement, MAKO issued to Deerfield warrants to purchase 275,000 shares of its common stock at an exercise price equal to a 20% premium to the mean closing price of its common stock over the 20 trading day period beginning on May 8, 2012. Each $10 million disbursement, if any, shall be accompanied by the issuance of warrants to purchase 140,000 shares of common stock, at an exercise price equal to a 20% premium to the mean closing price of MAKO’s common stock over the five trading days following the notice of the draw. The warrants have a seven year term from the date of issuance.

"While the first quarter is typically our slowest quarter of the year and system placements are very difficult to predict on a quarterly basis, our results this quarter were at the low end of our expectations,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “On the positive side, we were encouraged by the continued interest shown in our hip application and the quality and quantity of clinical data that continues to be generated that supports the clinical and economic benefit of MAKOplasty. Additionally, we are pleased to have enhanced our working capital flexibility through a credit facility arrangement with Deerfield, an acknowledged leader in health care investing."

2012 First Quarter Financial Review

Revenue was $19.6 million in the first quarter of 2012 compared to $13.0 million in the first quarter of 2011, representing a 51% increase. Revenue in the first quarter of 2012 primarily consisted of $11.6 million in revenue from the sale of implants and disposables used in the 2,297 MAKOplasty procedures performed in the quarter, $5.9 million in revenue from the sale of five domestic RIO systems and nine MAKOplasty THA applications to existing customers, and $2.2 million in revenue from service.

Gross profit for the first quarter of 2012 was $14.2 million compared to a gross profit of $8.9 million in the same period in 2011. Gross margin for the first quarter of 2012 was 72%, consisting of a 77% margin on procedure revenue, a 58% margin on RIO system revenue and an 83% margin on service revenue.

Operating expenses were $25.9 million in the first quarter of 2012 compared to $20.0 million in the first quarter of 2011. The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system, MAKOplasty applications and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and MAKOplasty applications and the development of potential future products; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended March 31, 2012 was $11.7 million, or $(0.28) per basic and diluted share, based on average basic and diluted shares outstanding of 41.7 million. This compares to a net loss for the same period in 2011 of $11.0 million, or $(0.27) per basic and diluted share, based on average basic and diluted shares outstanding of 40.1 million.

Cash, cash equivalents and investments were $46.8 million as of March 31, 2012 compared to $58.7 million as of December 31, 2011.

Outlook

Based on the slower than expected start to the year, MAKO now anticipates selling 52 to 58 RIO systems in 2012, which compares to prior guidance of 56 to 62 RIO system sales. MAKOplasty procedure guidance remains unchanged at 11,000 to 13,000 expected procedures in 2012.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its first quarter 2012 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 73226469. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO's RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies, the potential impact of the informal Securities and Exchange Commission inquiry and the findings of that inquiry, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2011 filed on March 8, 2012. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Revenue:
Procedures	$11,562	$6,467
Systems – RIO	5,871	5,364
Service	2,206	1,195
Total revenue	19,639	13,026
Cost of revenue:
Procedures	2,657	1,798
Systems – RIO	2,448	2,038
Service	381	259
Total cost of revenue	5,486	4,095
Gross profit	14,153	8,931
Operating costs and expenses:
Selling, general and administrative	19,788	14,809
Research and development	4,854	4,194
Depreciation and amortization	1,274	975
Total operating costs and expenses	25,916	19,978
Loss from operations	(11,763)	(11,047)
Other income, net	58	92
Loss before income taxes	(11,705)	(10,955)
Income tax expense	25	40
Net loss	$(11,730)	$(10,995)
Net loss per share - Basic and diluted	$(0.28)	$(0.27)
Weighted average common shares outstanding - Basic and diluted	41,694	40,107

Condensed Balance Sheets (unaudited)

(in thousands)

	March 31, 2012	December 31, 2011
Current Assets:
Cash and cash equivalents	$8,693	$13,438
Short-term investments	36,345	36,354
Accounts receivable	12,520	20,783
Inventory	23,248	19,529
Deferred cost of revenue	390	160
Prepaid and other current assets	4,133	1,800
Total current assets	85,329	92,064
Long-term investments	1,754	8,902
Property and equipment, net	21,239	19,389
Intangible assets, net	6,864	7,284
Other assets	119	132
Total assets	$115,305	$127,771

Current Liabilities:
Accounts payable	$5,575	$4,231
Accrued compensation and employee benefits	2,872	7,579
Other accrued liabilities	7,556	10,622
Deferred revenue	5,269	4,826
Total current liabilities	21,272	27,258
Deferred revenue, non-current	75	75
Total liabilities	21,347	27,333
Stockholders’ equity:
Common stock	42	41
Additional paid-in capital	294,604	289,352
Accumulated deficit	(200,755)	(189,025)
Accumulated other comprehensive gain	67	70
Total stockholders’ equity	93,958	100,438
Total liabilities and stockholders’ equity	$115,305	$127,771

Condensed Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net loss	$(11,730)	$(10,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,378	834
Amortization of intangible assets	420	320
Stock-based compensation	2,721	2,300
Inventory write-down	28	―
Amortization of premium on investment securities	128	108
Loss on asset impairment	249	148
Provision for doubtful accounts	45	101
Issuance of restricted stock under development agreement	227	720
Changes in operating assets and liabilities:
Accounts receivable	8,218	3,376
Inventory	(5,041)	(2,266)
Deferred cost of revenue	(230)	(380)
Prepaid and other current assets	(2,333)	(876)
Other assets	13	17
Accounts payable	1,344	(59)
Accrued compensation and employee benefits	(4,707)	(3,357)
Other accrued liabilities	(3,066)	(732)
Deferred revenue	443	1,079
Net cash used in operating activities	(11,893)	(9,662)
Investing activities:
Purchase of investments	(3,160)	(15,086)
Proceeds from sales and maturities of investments	10,186	15,636
Acquisition of property and equipment	(2,183)	(1,263)
Net cash provided by (used in) investing activities	4,843	(713)
Financing activities:
Proceeds from employee stock purchase plan	360	241
Exercise of common stock options and warrants for cash	2,026	516
Payment of payroll taxes relating to vesting of restricted stock	(81)	(357)
Net cash provided by financing activities	2,305	400
Net decrease in cash and cash equivalents	(4,745)	(9,975)
Cash and cash equivalents at beginning of year	13,438	27,108
Cash and cash equivalents at end of year	$8,693	$17,133

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.